Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS ANNOUNCES
CORPORATE GOVERNANCE UPDATES

STAMFORD, CT, November 28, 2022 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging for the world’s essential consumer goods products, announced today that it entered into a new amended and restated stockholders agreement with its co-founders, D. Greg Horrigan and R. Philip Silver, which amends the existing stockholders agreement to remove the contractual right of the co-founders of the Company to nominate for election all Directors of the Company so long as they and their affiliates held a certain amount of shares of Common Stock of the Company. The co-founders of the Company and their affiliates still as of today hold more than such amount of shares of Common Stock of the Company. Under the new amended and restated stockholders agreement, the co-founders, so long as they and their affiliates own at least five percent of the Common Stock of the Company, retain the right to nominate one nominee for election as a Director of the Company, which nominee must be one of the co-founders.

As a result of the new amended and restated stockholders agreement which removed the contractual right of the co-founders of the Company to nominate for election all Directors of the Company, the Board of Directors of the Company established a Nominating Committee of the
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SILGAN HOLDINGS
November 28, 2022

Board of Directors which consists of all of the independent Directors of the Company. The primary responsibility of the new Nominating Committee of the Board of Directors of the Company will be to assist the Board of Directors in identifying qualified candidates as nominees for the Board of Directors of the Company.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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